Exhibit 99.1

DESCRIPTION OF j2 GLOBAL COMMUNICATIONS, INC.
EXECUTIVE COMPENSATION
AS OF MARCH 25, 2005

        Compensation for j2 Global’s executive officers generally consists of salary, participation in a senior management bonus program, and stock option grants and restricted stock awards. The Compensation Committee, which is comprised solely of individuals qualifying as independent directors under NASDAQ listing standards, assesses past performance and anticipated future contribution of each executive officer in approving and recommending to the Board of Directors for ratification the total amount and mix of each element of compensation.

        Salary.   Base salaries are evaluated annually for all executive officers. In determining appropriate salary levels for such officers, the Compensation Committee considers, among other factors, the officer’s scope of responsibility, prior experience, and past performance and data on prevailing compensation levels in relevant markets for executive talent.

        Bonus Program.  Each of j2 Global’s executive officers is eligible to participate in j2 Global’s senior management bonus program. This program is designed to encourage and reward executives and eligible managers for (a) attaining Company-wide financial goals, (b) improving the financial and operational health of j2 Global, and (c) meeting or exceeding individually defined goals and objectives for each program participant. For purposes of the program, each year the Compensation Committee, subject to approval by the Board of Directors, establishes individual/departmental goals and objectives for all program participants and financial goals and objectives for j2 Global as a whole. Each year, j2 Global establishes a “bonus pool” in an amount that will vary based upon j2 Global achieving the pre-defined financial criteria for that year. These financial criteria consist of revenues, pre-tax income, net income and earnings per fully diluted share. If j2 Global achieves 100% of these financial criteria, the bonus pool will equal a percentage of the total annual base salaries of all eligible participants. The bonus pool can increase or decrease based upon greater than or less than 100% of these financial criteria being satisfied. After public release of j2 Global’s year-end audited financial statements, the Compensation Committee will determine, subject to approval by the Board of Directors, both the total amount of the pool and the amount to be distributed to each participant given their performance versus their individual/departmental goals and objectives. j2 Global is not obligated to distribute any or all of the accrued bonus pool and the board reserves the right to modify or terminate the program in any subsequent year.

        Stock Options and Restricted Stock.  Stock option and restricted stock awards are designed to align the interests of executives and employees with the long-term interests of the stockholders. The Compensation Committee approves option grants and restricted stock awards subject to vesting periods to retain executives and employees, and encourage sustained contributions. The typical vesting period of options is three to five-years, with a pro rata portion vesting on each anniversary of the date of grant. The exercise price of options is generally the market price on the date of grant.